SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                                    FORM 8-A/A
               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            STRUCTURED PRODUCTS CORP.
             (Exact name of registrant as specified in its charter)


           Delaware                                  13-3692801
(State of incorporation or                  (IRS Employer Identification No.)
organization)
Seven World Trade Center                                10048
Room 33-130, 33rd Floor
New York, New York
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(Address of principal executive                          (Zip Code)
offices)


If this form relates to the                   If this form relates to the
registration of a class  of debt              registration of a class  of debt
securities and is effective upon              securities and is to become
filing  pursuant to General                   effective  simultaneously with
Instruction A(C)(1) please                    the effectiveness of a
check the following box. [X]                  concurrent registration
                                              statement under the  Securities
                                              Act of 1933 pursuant to General
                                              Instruction A(C)(2) please check
                                              the following  box. [ ]


        Securities to be registered pursuant to Section 12(b) of the Act:

           Title of Each Class                Name of Each Exchange on Which
           to be so Registered                Each Class is to be  Registered


           $41,250,000 TIERSSM Corporate      New York Stock Exchange
           Bond-Backed Certificates,
           Series C 1998-6, Amortizing
           Class Certificates (the
           "Certificates")

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        Securities to be registered pursuant to Section 12(g) of the Act:


                                     NONE
Item 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          The description of the Certificates to be registered hereunder is set forth under the captions entitled: "Summary of Terms"; "Special Considerations"; "Description of the Certificates"; "ERISA Considerations"; and "Federal Income Tax Considerations" in Registrant's Prospectus Supplement dated May 21, 1998, and "Special Considerations" and "Description of Certificates" in Registrant's Prospectus, dated June 13, 1997, which description is incorporated herein by reference. Registrant filed the Prospectus and Prospectus Supplement with the Securities and Exchange Commission on May 21, 1998, pursuant to the Rule 424(b)(2) under the Securities Act of 1933.

Item 2.           EXHIBITS.

                  1. Certificate of Incorporation of Structured Products Corp. is set forth as Exhibit 3.1 to the Registration Statement on Form S-3 and is incorporated herein by reference.

                  2. By-laws, as amended, of Structured Products Corp. are set forth as Exhibit 3.2 to the Registration Statement and are incorporated herein by reference.

                  3. Form of Trust Agreement is set forth as Exhibit 4.3 to the Registration Statement and is incorporated herein by reference.

                  4.       Form of the Certificates.

                                    SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.





                                                     STRUCTURED PRODUCTS CORP.




Date: May 21, 1998                                   By: /S/ MATTHEW MAYERS
                                                     Authorized Signatory

                                    EXHIBIT A

NUMBER                                                 $41,250,000
R-1                                               CUSIP NO. 871928 BM 8

                       SEE REVERSE FOR CERTAIN DEFINITIONS

     THE HOLDER OF THIS CERTIFICATE SHALL HAVE NO RIGHT TO PRINCIPAL PAYMENTS IN RESPECT OF THE TERM ASSETS EXCEPT IN THE EVENT OF A MATURITY SHORTENING REDEMPTION (AS SUCH TERM IS DEFINED IN THE TRUST AGREEMENT REFERRED TO HEREIN) ON OR PRIOR TO AUGUST 1, 2018. THE REGISTERED HOLDER HEREOF, BY ITS ACCEPTANCE HEREOF, AGREES THAT IT WILL LOOK SOLELY TO THE TRUST PROPERTY (TO THE EXTENT OF ITS RIGHTS THEREIN) FOR DISTRIBUTIONS HEREUNDER.

     THIS CERTIFICATE REPRESENTS A FRACTIONAL UNDIVIDED INTEREST IN THE TRUST AND DOES NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND IS NOT GUARANTEED BY THE DEPOSITOR OR THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE TRUST ASSETS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR ANY OTHER PERSON.

     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

             TIERS CORPORATE BOND-BACKED CERTIFICATES TRUST C 1998-6

                   TIERSSM CORPORATE BOND-BACKED CERTIFICATES,
                                 SERIES C 1998-6

                                Amortizing Class

evidencing a fractional undivided beneficial ownership interest in the Trust, as defined below, the property of which consists of 7.40% Debentures due 2097 (the "Term Assets") issued by Chrysler Corporation (the "Term Assets Issuer") in the initial aggregate principal amount of $50,000,000 together with all cash, instrumental securities and other investment property thereto and deposited in the Trust by the Depositor, as defined below. The Term Assets will be purchased by the Trust from Structured Products Corp. (the "Depositor") with the net proceeds of the sale of the Certificates to the Depositor by the Trust.

     THIS CERTIFIES THAT CEDE & Co. is the registered owner of a nonassessable, fully-paid, fractional undivided interest in TIERS Corporate Bond-Backed Certificates Trust C 1998-6 formed by the Depositor. Under the Trust Agreement, there will be distributed on the fifteenth day of each February and August, or if such day if not a Business Day, then the immediately following Business Day, commencing August 1, 1998 through and including the date the Certificate Principal Balance hereof has been reduced to zero (each a "Scheduled Distribution Date"), to the Holders of the Amortizing Class Certificates, to the extent of Interest Collections, an amount equal to the Fixed Payment. Each Fixed Payment shall be allocated first to interest accrued at a rate equal to the Amortizing Class Yield on the then outstanding aggregate Certificate Principal Balance of the Amortizing Class Certificates, with the balance of such Fixed Payment allocated to the repayment of principal in accordance with the amortization schedule attached to the Agreement (as defined below) as Schedule 2 (the "Amortization Schedule"). The amounts allocated to interest and principal in the Amortization Schedule are referred to hereinafter as "Scheduled Interest" and "Scheduled Principal" respectively.

     The Trust was created pursuant to a Base Trust Agreement dated as of May 21, 1998 (the "Agreement"), between the Depositor and U.S. Bank Trust National Association, a national banking association, not in its individual capacity but solely as Trustee (the "Trustee"), as supplemented by the Series C 1998-6 Supplement dated as of May 21, 1998 (the "Series Supplement" and, together with the Agreement, the "Trust Agreement"), between the Depositor and the Trustee. This Certificate does not purport to summarize the Trust Agreement and reference is hereby made to the Trust Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and obligations of the Trustee with respect hereto. A copy of the Trust Agreement may be obtained from the Trustee by written request sent to the Corporate Trust Office. Capitalized terms used but not defined herein have the meanings assigned to them in the Trust Agreement.

     This Certificate is one of the duly authorized Certificates designated as "TIERSSM Corporate Bond-Backed Certificates, Series C 1998-6, Amortizing Class Certificates" (herein called the "Amortizing Class Certificates"). The Trust is also issuing certificates designated as "TIERSSM Corporate Bond-Backed Certificates, Series C 1998- 6, ZTF Class Certificates" (hereinafter called the "ZTF Class Certificates" and together with the Amortizing Class Certificates, the "Certificates") pursuant to the Trust Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust Agreement, to which Trust Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. The property of the Trust consists of the Term Assets and all payments on or collections in respect of the Term Assets accrued on or after February 1, 1998, all as more fully specified in the Trust Agreement. Additional Term Assets may be deposited in the Trust and additional Certificates may be authenticated and delivered from time to time in the appropriate Certificate Principal Balance as provided in the Trust Agreement, which additional Certificates shall rank pari passu with all other Certificates of the same class issued in accordance with the Series Supplement.

     Subject to the terms and conditions of the Trust Agreement (including the availability of funds for distribution) and until the obligation created by the Trust Agreement shall have terminated in accordance therewith, distributions will be made on each Distribution Date to the Person in whose name this Certificate is registered on the applicable Record Date, in an amount equal to such Certificateholder's fractional undivided interest in the amount required to be distributed to the Holders of the Amortizing Class Certificates on such Distribution Date. The Record Date applicable to any Distribution Date is the day immediately preceding such Distribution Date.

     Distributions made on this Certificate will be made as provided in the Trust Agreement by the Trustee by wire transfer or credit to the appropriate account of the Holder in immediately available funds, without the presentation or surrender of this Certificate or the making of any notation hereon. Except as otherwise provided in the Trust Agreement and notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency maintained for that purpose by the Trustee in the Borough of Manhattan, the City of New York.

     Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee, by manual signature, this Certificate shall not entitle the holder hereof to any benefit under the Trust Agreement or be valid for any purpose.

     It is the intent of the Depositor and the Certificateholders that, for purposes of federal income, state and local income and franchise taxes and any other taxes imposed upon, measured by or based upon gross or net income, the Trust shall be treated as a grantor trust or, failing that, as a partnership that is not taxable as a corporation or a publicly traded partnership, and the Trust Agreement shall be interpreted accordingly. Except as otherwise required by appropriate taxing authorities, the Depositor and the other Certificateholders by acceptance of a Certificate, agree to treat, the Certificates for such tax purposes as interests in such grantor trust. It is also the intent of the Depositor and the Certificateholders that, in the event that the Internal Revenue Service successfully recharacterizes the Trust as a partnership for federal income tax purposes, the Trust will elect out of subchapter K of the Code beginning with the first taxable year of the Trust.

     THIS CERTIFICATE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY THEREIN WITHOUT REFERENCE TO SUCH STATE'S PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE HOLDER HEREOF SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

     IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed as of the date set forth below.

                                        U.S. BANK TRUST NATIONAL
                                          ASSOCIATION, not in its
                                          individual  capacity
                                          but solely as Trustee,

                                        By:
                                            Authorized Signatory



                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

     This is one of the Amortizing Class Certificates described in the Trust Agreement referred to herein.

                                              U.S. BANK TRUST NATIONAL
                                                  ASSOCIATION, not in its
                                                  individual  capacity
                                                  but solely as Trustee,

                                              By:
                                                  Authorized Signatory



Dated: May 21, 1998

                         (REVERSE OF TRUST CERTIFICATE)

     The Certificates are limited in right of distribution to certain payments and collections respecting the Trust Agreement, all as more specifically set forth herein and in the Trust Agreement. The registered Holder hereof, by its acceptance hereof, agrees that it will look solely to the Term Assets (to the extent of its rights therein) for distributions hereunder.

     Subject to the next paragraph and to certain exceptions provided in the Trust Agreement, the Trust Agreement permits the amendment thereof and the modification of the rights and obligations of the Depositor and the Trustee and the rights of the Certificateholders under the Trust Agreement at any time by the Depositor and the Trustee with the consent of the Holders of Certificates evidencing greater than the Required Percentage which shall be either 50% or 66-2/3% of the aggregate Voting Rights of each Outstanding Class of Certificates as set forth in the Trust Agreement. Any such consent by the Holder of this Certificate (or any predecessor Certificate) shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Trust Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

     The Certificates are issuable in fully registered form only in minimum original principal amounts of $1,000 and integral multiples thereof. As provided in the Trust Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same principal amount, class, original issue date and maturity, in authorized denominations as requested by the Holder surrendering the same.

     As provided in the Trust Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies of the Certificate Registrar maintained by the Trustee in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by an assignment in the form below and by such other documents as required by the Trust Agreement signed by, the Holder hereof, and thereupon one or more new Certificates of the same class in authorized denominations evidencing the same principal amount will be issued to the designated transferee or transferees. The Certificate Registrar appointed under the Trust Agreement is U.S. Bank Trust National Association.

     No service charge will be made for any registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

     The Depositor and the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Depositor, the Trustee, nor any such agent shall be affected by any notice to the contrary.

     The Trust and the obligations of the Depositor and the Trustee created by the Trust Agreement with respect to the Certificates will terminate upon (a) the distribution in kind of all the Term Assets to the ZTF Class Certificateholders on August 1, 2018, (b) the payment in full of amounts due and owing on the Certificates after a Special Event Redemption, (c) the distribution in kind of the Term Assets to the ZTF Class Certificateholders and Amortizing Class Certificateholders after a Payment Default or an Acceleration or (d) the distribution in kind of all the Term Assets upon the tender at any time by an affiliate of the Depositor of 100% of each of the aggregate principal amount of the then-outstanding ZTF Class Certificates and the Amortizing Class Certificates in exchange for 100% of the aggregate principal amount of the Term Assets.

ASSIGNMENT

     FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR
TAXPAYER IDENTIFICATION OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

(Please print or type name and address, including postal zip code, of assignee)


the within Trust Certificate, and all rights thereunder, hereby irrevocably constituting and appointing

Attorney to transfer said Trust Certificate on the books of the Certificate Registrar, with full power of substitution in the premises.
Dated:


                                                     *
                                                     Signature Guaranteed;




                                                     *

* NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Trust Certificate in every particular, without alteration, enlargement or any change whatever. Such signature must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Certificate Registrar, which requirements include membership or participation in STAMP or such other "signature guarantee program" as may be determined by the Certificate Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.